Dear Houston American Energy Shareholder,

As the current senior management and Board of Directors of Houston American Energy, we would like to thank you for your support of the company. We are working diligently with one single goal in mind… to increase shareholder value.

We believe the company is well positioned for the future:

●	We continue to be debt-free, an unusual position for an Exploration and Production company. This allows Houston American Energy to exercise greater financial flexibility in the future.
●	We have initiated an ongoing effort to substantially decrease general and administrative expenses.
●	And we continue to concentrate on opportunities in the Permian Basin while actively seeking new drilling projects.

Our focus is simple…to find meaningful opportunities that would dramatically impact the market capitalization of Houston American Energy. To do so will take patience, experience, a keen focus on value and the ability to uncover unique situations that would enable us to meet our ultimate objectives.

In the meantime, we continue our ongoing search for a new CEO. This is a critical step for the company. We have very specific criteria we are looking for and cannot compromise our standards for the sake of expediency.

The company’s SEC Form 10Q for the second quarter of 2018 has been released and can be found as filed with the SEC or on our web site.

Again, thank you for your continued support of Houston American Energy.

Sincerely,

James Schoonover – Interim CEO

Stephen Hartzell – Director

R. Keith Grimes - Director